EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

This Agreement is made as of January 1, 1999, between

               GRANT BROTHERS SALES, LIMITED, a corporation existing under the laws of Canada (the "Vendor"),

                                       and

               GRANT AUTOMOTIVE GROUP INC., a corporation existing under the laws of Ontario (the "Purchaser").

RECITALS

A. The Vendor operates a wholesale automotive business group consisting of the traditional automotive division and the heavy duty division.

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase certain assets of the Vendor relating to the Business on the terms set out in this Agreement.

For value received, the parties agree as follows.

SECTION 1 - INTERPRETATION

1.1 Definitions. In this Agreement the following terms have the meanings set out below.

(a) Accounts Receivable has the meaning given to it in section 2.1(a).

(b) Agreement means this asset purchase agreement including any recitals and schedules to this asset purchase agreement, as amended, supplemented or restated from time to time.

(c) Business means the business carried on by the Vendor in respect of its wholesale automotive business group which consists of the Vendor's traditional automotive division and heavy duty division.

(d) Closing Time means the first moment in time on the date of this Agreement.

(e) Contracts has the meaning given to it in section 2.1(b).

(f) Encumbrances has the meaning given to it in section 4.4.

(g) Permitted Liens has the meaning given to it in section 4.4

(h) Purchase means the transaction of purchase and sale contemplated by this Agreement.

(i) Purchase Price has the meaning given to it in section 3.1.


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(j) Purchased Assets has the meaning given to it in section 2.1.

(k) Shared Contracts has the meaning given to it in section 2.4(a).

(l) Taxes means all taxes, including any interest, penalties or other additions to tax, which the Vendor is required to pay, withhold or collect (including all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security or welfare taxes, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, surcharges, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, environmental taxes, transfer taxes, worker's compensation and other governmental charges and similar obligations.)

1.2 Headings and References. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Extended Meanings. Words importing the singular include the plural and vice versa and words importing gender include all genders. The term "including" means "including without limitation" and the term "includes" has a similar meaning.

1.4 Schedules. The following Schedules are attached to and form part of this
Agreement:

      Schedule 2.1(b) Contracts
      Schedule 2.1(d) Customer List
      Schedule 2.4(b) Product Lines Under Shared Contracts

SECTION 2 - PURCHASE AND SALE

2.1 Purchased Assets. On the terms of this Agreement, as at the Closing Time, the Vendor hereby sells, assigns, conveys and delivers to the Purchaser free and clear of all Encumbrances (except for Permitted Liens) and the Purchaser hereby purchases, assumes and acquires, all of Vendor's right, title and interest in, to and under the following property, assets, rights and interests of the Vendor relating to the Business (collectively, the "Purchased Assets").

(a) Accounts Receivable. All accounts receivable and notes receivable in respect of the Contracts, to the extent that such receivables relate exclusively to the Business at the Closing Time, and any security arrangements and collateral securing the payment of the foregoing and any correspondence relating to the foregoing (collectively, the "Accounts Receivable").

(b) Contracts. All of the Vendor's right, title and interest in and to all contracts to which the Vendor is a party, to the extent that such contracts relate exclusively to the Business as conducted at the Closing Time, and which are described in Schedule 2.1(b) (collectively, the "Contracts").

(c) Goodwill. The goodwill of the Vendor, to the extent that such goodwill relates exclusively to the Business at the Closing Time, including the right to represent the Purchaser as carrying on the Business in continuation of, and in succession to, the Vendor.

(d) Customer Information. All customer files, customer lists and customer data, to the extent that such information relates exclusively to the Business at the Closing Time. Schedule 2.1(d) lists all of the customers of the Business, where such customers were responsible for


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commission payments to the Vendor in excess of $25,000 as shown on the year-to-date customer listing as at October 31, 1998.

(e) Rights. All causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights relating exclusively to the Purchased Assets.

2.2 Assumed Liabilities. On the terms of this Agreement, as at the Closing Time, the Purchaser hereby assumes and undertakes to discharge and perform when due the liabilities and obligations of the Vendor arising out of the Contracts after the Closing Time to the extent such liabilities and obligations relate to the Business after the Closing Time.

2.3 Certain Contracts Not Assigned But Held in Trust.

(a) No Assignment. Notwithstanding any term in section 2.1, this Agreement shall not constitute an actual or attempted sale, assignment or conveyance of any Contract or part of any Contract contemplated to be sold, assigned or conveyed to the Purchaser hereunder and which is:

      (1) not assignable without the consent of another party and such consent has not been obtained; or

      (2) in respect of which the remedies for the enforcement thereof available to the Vendor would not pass to the Purchaser.

In respect of each such Contract, until the date on which a Contract (to the extent it relates exclusively to the Business) is either assigned to the Purchaser in accordance with the terms of the applicable Contract or terminated (and no claims are outstanding or otherwise arise between the parties to such Contract), the Vendor shall hold each such Contact (to the extent it relates exclusively to the Business) in trust for the Purchaser, and the Vendor shall, at the request and under the reasonable direction of the Purchaser, in the name of the Vendor, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, acting reasonably, necessary or proper in order to preserve in a reasonable manner the value of such Contracts and that any moneys received by the Vendor in respect of such Contracts (to the extent they relate exclusively to the Business) are paid to the Purchaser.

(b) Steps to Obtain Assignment. Subject to section 2.4(d), the Vendor shall use commercially reasonable efforts to obtain the consent of all parties necessary to assign to the Purchaser each Contract (to the extent it relates exclusively to the Business) which is subject to section 2.3(a). In no circumstance, however, is the Vendor obliged:

      (1)   to pay or otherwise compensate any party to obtain any such consent;
            or

      (2) to attempt to obtain any such consent if, in the Vendor's reasonable judgment, such attempt would jeopardize the benefit derived by the Purchaser from any such Contract.

2.4 Shared Contracts.

(a) Sharing of Original Shared Contracts. The Contracts marked with an asterisk in Schedule 2.1(b) are applicable both to the Business and to a business of the Vendor outside of the Business (such Contracts being referred to as the "Shared Contracts"). The Vendor shall retain the original signed copy of each of the Shared Contracts. The Vendor shall deliver to the


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Purchaser a photocopy of each of the Shared Contracts, except to the extent that any schedules or appendices in any Shared Contract have no application to the Business. If the Purchaser, acting reasonably, considers it desirable in connection with any contemplated, threatened or actual dispute or disagreement with any customer to obtain the original of any applicable Shared Contract, the Vendor shall deliver such original to the Purchaser for such period of time as the Shared Contract is reasonably required by the Purchaser for such purpose.
If, however, at the same time or a later time the Vendor considers it desirable in connection with any contemplated, threatened or actual dispute or disagreement with the same customer to retain the original of the applicable Shared Contract, the parties shall cooperate to satisfy their respective interests by sharing such original in an equitable manner. Once the Shared Contract is no longer reasonably required by the Purchaser, such contract shall be promptly returned to the Vendor.

(b) Product Lines Under Shared Contracts. The product lines covered by the Shared Contracts which form part of the Business are set out on Schedule 2.4(b). With respect to the Shared Contracts, the Purchaser shall only be entitled to the benefits arising with respect to the product lines listed on Schedule 2.4(b) and the Vendor's obligations set out in section 2.2 shall apply only with respect to such product lines.

(c) Amounts Under Shared Contracts. Whether expenses are chargeable under a Shared Contract by a party or whether moneys are payable under a Shared Contract to the Vendor (due to sales outside of the Business) or to the Purchaser (due to sales of the Business after the Closing Date), shall be determined by the parties acting reasonably, based on historical practices, manufacturer reports and sales to final customers. If the parties are unable to so agree in respect of any such matter, the President of each of the parties shall meet (including by telephone) to settle the matter conclusively.

(d) Steps to Obtain Separate Contracts. The Vendor shall use commercially reasonable efforts to obtain the agreement of each party to a Shared Contract necessary to create separate agreements (on terms no less favourable to the Purchaser than those contained in the Shared Contracts) for the product lines set out in Schedule 2.4(b). In no circumstance, however, is the Vendor obliged:

      (1) to pay or otherwise compensate any party to obtain any such agreement; or

      (2) to attempt to obtain any such agreement if, in the Vendor's reasonable judgment, such attempt would jeopardize the benefit derived by either party from any such Shared Contract.

SECTION 3 - PURCHASE PRICE

3.1 Purchase Price. The purchase price payable by the Purchaser to the Vendor for the Purchased Assets (the "Purchase Price") is equal to the amount of the "Purchase Price" as that term is defined in the share purchase agreement of even date between the Vendor and Spectre Industries, Inc.

3.2 Payment of the Purchase Price. The Purchaser shall satisfy the Purchase Price on the date of this Agreement by issuing to the Vendor 9,999 common shares of the Vendor as fully paid and non-assessable.


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3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set out below:

      (a) Accounts Receivable is equal to the amount confirmed by the audit thereon conducted in accordance with the share purchase agreement of even date between the Vendor and Spectre Industries, Inc.; and

      (b) Contracts, goodwill, customer information and rights is equal to the Purchase Price, less the amount attributed to the Accounts Receivable in accordance with section 3.3(a).

The values so attributed to the Purchased Assets are the respective fair market values thereof and each party shall file in mutually agreeable form all returns and elections required or desirable under the Income Tax Act (Canada) in a manner consistent with the foregoing allocations.

3.4 Income Tax Act (Canada) Election. The parties shall, as soon as possible after the determination of the amount attributable to the Accounts Receivable, jointly execute an election under section 22 of the Income Tax Act (Canada) with respect to the sale of the Accounts Receivable and shall designate therein the portion of the Purchase Price allocated to the Accounts Receivable as the consideration paid by the Purchaser for the Accounts Receivable. The parties shall each file such elections forthwith after the execution thereof (and, in any event, with their respective income tax returns for the taxation year which includes the date of this Agreement).

SECTION 4 -- REPRESENTATIONS AND WARRANTIES OF THE VENDOR

            The Vendor represents and warrants to the Purchaser as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

4.1 Corporate Matters

(a) Status and Capacity of Vendor. The Vendor is a subsisting corporation under the laws of Canada, and has the corporate power and capacity to execute and deliver this Agreement and to consummate the Purchase.

(b) Authorization of Purchase. The execution and delivery of this Agreement and the consummation of the Purchase have been validly authorized by the Vendor.

(c) Enforceability. This Agreement has been validly executed and delivered by the Vendor and is a legally binding obligation of the Vendor enforceable against the Vendor, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity. Except for the assignment of the Contracts, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

      (1) require any consent, authorization, approval or other action of any government authority; or

      (2) violate or constitute a default under the articles or by-laws of the Vendor or any note, indenture, mortgage, deed of trust or other contract, agreement or


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            commitment of the Vendor, except for violations or defaults that would not have a material adverse effect on the Business.

(d) Residence. The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.2 Taxes. All Taxes which could constitute or give rise to an Encumbrance on any Purchased Asset with respect to periods prior to the date of this Agreement and, to the extent payable by the Vendor, after the date of this Agreement will paid by the Vendor prior to delinquency.

4.3 Contracts. All Contracts are in full force and no event, failure, condition or act has occurred which, with the passage of time or the giving of notice, would result in a default or breach by the Vendor, or to the knowledge of any officer of the Vendor, any other party under any Contract, except, in each case, for any failure to be in full force, or any such default or breach which would not have a material adverse effect on the Business.

4.4 Title to Assets. Immediately prior to the execution and delivery of this Agreement, the Vendor owned the Purchased Assets free and clear of all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever (collectively, the "Encumbrances"), except for any Encumbrance for Taxes not yet due and payable and other statutory Encumbrances and Encumbrances that do not materially detract from the value of the Purchased Assets or materially interfere with the use thereof for the Business (collectively, the "Permitted Liens").

4.5 Customers. Except as set out on Schedule 2.1(d), to the knowledge of the officers of the Vendor, none of such customers of the Business has threatened to cease or materially alter its business relationship with the Business after the date of this Agreement.

4.6 Permits. There are no government permits or consents relating to the Business which are transferable to the Purchaser.

4.7 Compliance With Laws. The Vendor is in compliance with all applicable laws, rules (having the force of law), regulations and ordinances applicable to the Purchased Assets and the Business, except for any non-compliance which would not have a material adverse effect on the Business. The Vendor is not in violation of, or in default under any judgment, order, injunction, settlement agreement or decree of, or any permit, license or other authority from, any court, agency or instrumentality which binds the Purchased Assets or the Business, except for any violation or default which would not have a material adverse effect on the Business.

4.8 Litigation. There are no suits, arbitrations, or legal, administrative or other proceedings or audits, inquiries or investigations pending, or to the knowledge of the officers of the Vendor, threatened against or affecting the Business or the Purchased Assets that would have a material adverse effect on the Business or the Purchased Assets, as the case may be.

4.9 Product Liability. To the knowledge of the officers of the Vendor, since December 1, 1997 there has been no claim, notice of claim, demand or investigation concerning any alleged design, engineering or safety defect of any product represented by the Vendor as part of the Business for which the Vendor has been named a defendant or potential defendant.


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SECTION 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Vendor as stated below and acknowledges that the Vendor is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

5.1 Status. The Purchaser is a subsisting corporation under the laws of Ontario, and has the corporate power and capacity to execute and deliver this Agreement and to consummate the Purchase.

5.2 Due Authorization. The execution and delivery of this Agreement and the consummation of the Purchase have been validly authorized by the Purchaser.

5.3 Enforceability. This Agreement has been validly executed and delivered by the Purchaser and is a legally binding agreement of the Purchaser enforceable against the Purchaser, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

      (1) require any consent, authorization, approval or other action of any government authority; or

      (2) violate or constitute a default under the articles or by-laws of the Vendor or any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of the Vendor.

5.4 Share Capital. The authorized capital of the Purchaser consists of an unlimited number of common shares, of which, immediately following the closing 10,000 common shares, will be duly issued and outstanding as fully paid and non-assessable. All such shares will be issued to, and registered in the name of, the Vendor, free from all Encumbrances or restrictions whatsoever, except in accordance with the articles of the Purchaser and applicable law.

SECTION 6 -- SURVIVAL AND INDEMNIFICATION

6.1 Survival. The representations and warranties contained in sections 4 and 5 shall survive the closing for a period of one year and the undertakings and agreements to be performed after the date of this agreement shall survive the closing indefinitely unless otherwise specified in this Agreement. Notwithstanding the foregoing, any representation, warranty, undertaking or agreement that survives the closing but would otherwise terminate in accordance with this section 6.1 will continue to survive to the extent notice of any claim has been given on or prior to the termination of such survival until the related claim for indemnity has been satisfied or otherwise resolved as provided in this section 6.

6.2 Indemnity for Purchaser. The Vendor shall, subject to the other terms of this Agreement, indemnify the Purchaser and save and hold the Purchaser harmless from, against, for and in respect of any and all damages (including amounts paid in settlement with the Vendor's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including reasonable attorneys' fees and other reasonable costs and expenses incident to any suit, action, investigation, claim or proceeding net of any amounts recoverable under insurance policies, suffered, sustained, incurred or required to be paid by the Purchaser by reason of:


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      (a)   any representation or warranty made by the Vendor in this Agreement which is untrue or incorrect in any material respect;

      (b) any material failure by the Vendor to observe or perform its undertakings and agreements set out in this Agreement; or

      (c) any failure by the Vendor to satisfy and discharge any other liability or obligation (including any liability for Taxes) arising out of the operation of the Business prior to the date of this Agreement or the conduct of the Vendor's business after the date of this Agreement.

6.3 Indemnity for Vendor. The Purchaser shall, subject to the other terms of this Agreement, indemnify the Vendor and save and hold the Vendor harmless from, against, for and in respect of any and all damages (including amounts paid in settlement with the Purchaser's consent), losses, obligations, liabilities, claims, deficiencies, costs and expenses, including reasonable attorneys' fees and other reasonable costs and expenses incident to any suit, action, investigation, claim or proceeding net of any amounts recoverable under insurance policies, suffered, sustained, incurred or required to be paid by the Vendor by reason of:

      (a) any representation or warranty made by the Purchaser in this Agreement which is untrue or incorrect in any material respect;

      (b) any material failure by the Purchaser to observe or perform its undertakings and agreements set out in this Agreement; or

      (c) any failure by the Purchaser to satisfy and discharge any Assumed Liability or any liability relating to the Purchased Assets or the Business resulting from the Purchaser's operation of the Business after the Closing Time or the Purchaser's ownership or use of the Purchased Assets after the Closing Time.

6.4 Right to Defend. Upon receipt of a notice of a claim under this section 6 (a "Claim Notice"), the party obliged to provide an indemnity under this Agreement (the "Indemnifying Party") shall promptly assume the defense of, and contest or otherwise protect against, such suit, action investigation, claim or proceeding at its own cost and expense. The other party (the "Indemnified Party") shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or in the event set out in the next sentence. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect within 10 days of the receipt of a Claim Notice against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and, with the prior written approval of the Indemnifying Party, make any compromise or settlement thereof and subject to the limitations set out in sections 6.2 or 6.3, as the case may be, recover the entire cost thereof from the Indemnifying Party including all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof which was approved by the Indemnifying Party. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified party shall not be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense


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thereof other than the reasonable costs of investigation undertaken by the
Indemnified Party with the prior written consent of the Indemnifying Party.

SECTION 7 -- ARBITRATION

7.1 Scope. Any dispute or other controversy between the parties relating to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario), but subject to the terms of this section 7.

7.2 Appointment of Arbitrators. A party desiring arbitration under this section 7 shall give a notice of arbitration to the other party containing a concise description of the matter submitted for arbitration. Within 10 business days after a party gives a notice of arbitration, the parties shall jointly appoint a single arbitrator (the "Arbitrator"), who shall be a retired judge of the Ontario Court (General Division) or of any court of a province of Canada having jurisdiction comparable to or higher than that of such court. If the parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Court (General Division) upon application by either party.

7.3 Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest.

7.4 Arbitration Procedure. The arbitration shall take place in the Municipality of Metropolitan Toronto at such place therein and time as the Arbitrator may fix. No later than 20 business days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the parties. The decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

7.5 Awards and Appeal. There shall be no appeal from the determination of the Arbitrator to any court under the Arbitration Act, 1991 (Ontario). Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

7.6 Costs of Arbitration. The costs of any arbitration under this section 7 shall be borne by the parties in the manner specified by the Arbitrator in his or her determination.

7.7 Rules. Insofar as they do not conflict with this section 7, the Rules of Procedure For Commercial Arbitration of the Arbitration and Mediation Institute of Canada Inc. in effect at the date of commencement of any arbitration held under this section 7 shall be applicable to the arbitration, and the Arbitrator shall have jurisdiction to take such action and make such orders as are contemplated in such rules.

7.8 Condition Precedent. Submission to arbitration under this section 7 shall be a condition precedent to bringing any action with respect to this Agreement.


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SECTION 8 -- GENERAL

8.1 Notice. Unless otherwise specified, each notice to a party must be given in writing and delivered personally or by overnight courier or transmitted by fax to the party as follows:

         If to the Vendor:          Grant Brothers Sales, Limited
                                    140 Wendell Avenue, Unit #1
                                    North York, Ontario M9N 3R2
                                    Attention: President
                                    Fax No: (416) 249-5864

         If to the Purchaser:       Grant Automotive Group Inc.
                                    140 Wendell Avenue, Unit #1
                                    North York, Ontario M9N 3R2
                                    Attention: President
                                    Fax No: (416) 249-5864

         with a copy to:            Mr. Daniel Wuersch
                                    Wuersch & Gering LLP
                                    Attorneys At Law
                                    11 Hanover Square
                                    21st Floor
                                    New York, New York
                                    USA 10005
                                    Fax No: (212) 509-9559

or to any other address, fax number or individual that the party designates. Any notice, if delivered personally or by courier, will be deemed to have been given when actually received, and if transmitted by fax before 3:00 p.m. (Toronto time) on a business day, will be deemed to have been given on that business day, and if transmitted by fax after 3:00 p.m. (Toronto time) on a business day, will be deemed to have been given on the next business day.

8.2 Time. Time shall be of the essence of this Agreement.

8.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, representations, negotiations and understandings, whether written or verbal. No term of this Agreement may be amended or waived except in writing.

8.5 Severability. Any term of this Agreement which is invalid or unenforceable shall not affect any other term and shall be deemed to be severable.


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8.6 Assignment and Enurement. No party may assign this Agreement without the prior written consent of the other party (except to an affiliate of such party), which consent may not be unreasonably withheld or delayed. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

The parties have duly executed this Agreement.


                                        GRANT BROTHERS SALES, LIMITED

                                        By:  /s/ John D. Grant
                                           -------------------------------------
                                           Name:
                                           Title:

                                        By:  /s/ Ian S. Grant
                                           ------------------------------
                                           Name:
                                           Title:


                                        GRANT AUTOMOTIVE GROUP INC.


                                        By:  /s/ David Nunn
                                           -------------------------------------
                                           David Nunn
                                           President


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